EXHIBIT 10.32

                            REVOLVING LINE OF CREDIT
                                 LOAN AGREEMENT


         THIS REVOLVING LINE OF CREDIT LOAN AGREEMENT (the "Agreement") is made effective as of the ___ day of ___________________, 1997, by and between RIVIERA HOLDINGS CORPORATION, a Nevada corporation, and RIVIERA OPERATING CORPORATION, a Nevada corporation, doing business as RIVIERA HOTEL & CASINO (collectively, "Borrower"), and U.S. BANK OF NEVADA, a Nevada state-chartered commercial bank, ("Lender").

                              W I T N E S S E T H :

         WHEREAS, Lender has agreed to lend to Borrower on a reducing revolving line of credit basis certain funds (the "Loan") in an amount not to exceed at any time FIFTEEN MILLION AND NO/100THS DOLLARS ($15,000,000.00) (the "Maximum Loan Amount") for the purpose of providing Borrower with funds to acquire certain new furniture, fixtures and equipment or to refinance or refund the cost of certain existing furniture, fixtures and equipment of Borrower.

         NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and promises of the parties and subject to the following terms and conditions, Borrower agrees to borrow from Lender, and Lender agrees to loan to Borrower the Loan for the purposes provided herein. The Loan shall be evidenced by a Revolving Line of Credit Promissory Note (the "Note") bearing even date herewith, and be secured by a Security Agreement (the "Security Agreement") under the terms of which Borrower shall grant to Lender a security interest in certain collateral described in Section 3 thereof (the "Collateral"). This Agreement, the Note, the Security Agreement, and any and all other documents now or hereafter executed by Borrower or any other person or party in connection with or to evidence or secure payment of the Loan are sometimes hereafter collectively referred to as the "Loan Documents".

         A.       DISBURSEMENTS.

                  A.1 General. Provided that no Event of Default (as hereafter defined) then exists and is continuing hereunder, Lender shall disburse the Loan from time to time at the request of Borrower for the purposes provided herein once the original of this Agreement, the Note, the Security Agreement, and all other Loan Documents, all fully executed, have been delivered to Lender, and once Borrower has paid Lender's reasonable attorney's fees and costs incurred in connection herewith. Lender shall be under no obligation to make any disbursements under the Loan after January 1, 2002.

                  A.2 Reduction in Maximum Loan Amount. On the first day of January, April, July and October of each year, commencing on the first day of April, 1998, the

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Maximum Loan Amount shall be reduced by an amount equal to $937,500.00. Borrower shall make a principal reduction payment under the Note on the first day of each January, April, July and October, commencing on the first day of April, 1998, in an amount, if any, required to reduce the principal balance due under the Note to the then effective Maximum Loan Amount.

                  A.3 Maximum Availability. The maximum amount available to Borrower under the Loan at any time (the "Maximum Availability") shall be an amount equal to the lesser of (a) the Maximum Loan Amount, as reduced from time to time pursuant to Section A.2 above; or (b) the Specified Value (as defined below) of the Collateral.

                  For the purposes of this Agreement and the other Loan Documents, the term "Gaming Devices" shall mean any equipment or mechanical, electromechanical or electronic contrivance, component or machine used remotely or directly in connection with gaming or any game which affects the results of a wager by determining win or loss. The term includes a system for processing information which can alter the normal criteria of random selection, which affects the operation of any game or which determines the outcome of any game. The term does not include a system or device which affects a game solely by stopping its operation so that the outcome remains undetermined.

                  For purposes of this Agreement and the other Loan Documents, the term "Specified Value" shall mean the amount reasonably determined by the Borrower to be the lesser of eighty percent (80%) of the (a) actual original cost of the Collateral (excluding Gaming Devices) and (b) fair market value (which is defined for purposes hereof as depreciated cost) of the Collateral (excluding Gaming Devices), as specified to the Lender in a schedule delivered to the Lender by the date of the making of a Loan for the purchase or refinancing of such Collateral, as such schedule shall be updated by Borrower and delivered to Lender on the twentieth day of the month immediately succeeding the last day of each fiscal quarter. With respect to Collateral consisting of Gaming Devices, the percentage used in determining Specified Value shall be one hundred percent (100%).

                  A.4 Conditions. Lender shall be under no obligation to make the initial disbursement under the Loan until Borrower has caused to be provided to Lender an opinion of Borrower's counsel in all respects acceptable to Lender, as to the following: (a) that Borrower is duly organized and existing and in good standing to transact business in Nevada; (b) that all conditions required by Borrower's organizational documents to authorize Borrower to enter into the Loan transaction and execute the Loan Documents have been satisfied; (c) that all licenses, permits and other governmental permits necessary to conduct Borrower's business (where the failure to maintain the same would have a material adverse effect upon its operations ("Material Adverse Effect") as presently conducted are in effect; (d) that the Loan Documents constitute valid, legal and enforceable obligations of Borrower in accordance with their terms; and (e) that Borrower's execution of the Loan Documents and performance of its obligations thereunder shall not constitute a default by Borrower under the terms of any license, permit or approval held by Borrower, or any agreement to which Borrower is a party, including, without limitation, that

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certain $100,000,000.00  Indenture dated June 30, 1993, between Riviera Holdings
Corporation, a Nevada corporation ("RHC"), Riviera Operating Corporation, doing business as Riviera Hotel & Casino ("ROC"), and IBJ Schroder Bank & Trust Company, as Trustee, as supplemented by the First Supplemental Indenture, dated June 30, 1993, as amended by Amendment to First Supplemental Indenture, dated as of September 8, 1995 (the "Indenture Agreement").

                  A.5      Loan Fees.

                           (a)      Facility Fee.  As a condition of Lender's
obligation to make the initial disbursement under the Loan, Borrower shall pay to Lender a facility fee in the sum of $75,000.00 upon the execution of this Agreement.

                           (b)     Non-Usage Fee. On the tenth day of January,
April, July and October of each year, commencing on the tenth day of July, 1997, Borrower shall pay to Lender in arrears a non-usage fee in an amount equal to two-tenths of one percent (0.20%) of the difference between the Maximum Loan Amount, as reduced from time to time pursuant to Section A.2 above, and average outstanding amount of the Loan, during the previous three-month period in each case as reasonably determined by Lender.

         B.  INTEREST.

                  B.1 Interest Rate Options. Borrower shall pay interest on the principal amounts disbursed under the Loan at Borrower's option, as evidenced by an executed Rate Request ("Rate Request") in the form attached hereto as Exhibit "A", as follows:

                           (a)      At the floating commercial loan rate of
Lender publicly announced from time to time as Lender's prime rate (the "Prime Rate"), plus one-half of one percent (0.50%) per annum. Any change in such interest rate, as a result of a change in the Prime Rate, shall become effective upon the date of change in the Prime Rate. Any disbursements under the Loan which Borrower elects to bear interest at the foregoing interest rate shall be referred to herein as a "Prime Rate Disbursement"; or

                           (b)      At LIBOR (as defined below), plus two and
ninety one-hundredths percent (2.90%) per annum (the "LIBOR Rate"). Any disbursements under the Loan which Borrower elects to bear interest at the LIBOR Rate shall be referred to herein as a "LIBOR Rate Disbursement".

                  B.2 LIBOR Election. Provided that no Event of Default then exists hereunder, if Borrower desires that the Loan, or a portion thereof, is to bear interest at the LIBOR Rate, or Borrower desires to convert a Prime Rate Disbursement to a LIBOR Rate Disbursement or desires to convert a LIBOR Rate Disbursement with a certain LIBOR Borrowing Period into a different LIBOR
Borrowing Period, Borrower shall so elect (a "LIBOR Election") by providing Lender with at least two (2) Business Days (as defined below) prior

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notice thereof,  which notice shall specify (a) the LIBOR borrowing  period (the
"LIBOR Borrowing Period") of either 30, 60 or 90 days, and (b) the amount, which in no event shall be less than $500,000.00, and shall be in increments of $100,000.00 (a "LIBOR Increment"), to be subject to such LIBOR Election. Lender's LIBOR Rates are established as of approximately 8:00 a.m. and 10:00 a.m. on each Business Day for LIBOR Rates to take effect two (2) Business Days later, and LIBOR Rate quotes may be obtained from Lender between 8:00 a.m. and 12:00 noon on any Business Day. Quotes based on LIBOR Rates set as of 8:00 a.m. must be accepted by Borrower before 10:00 a.m., and quotes based on LIBOR Rates set as of 10:00 a.m. must be accepted by Borrower before 12:00 noon. Notice of acceptance of a quoted LIBOR Rate shall be given by Borrower to Lender in writing or by telephone (and if by telephone then thereafter immediately confirmed by Borrower in writing). In the event that notice is given to Lender after the times set forth above, the notice shall be deemed to be given as of the next Business Day. All times referred to herein shall be local time in Las Vegas, Nevada. The written notice of LIBOR Election, or written confirmation thereof, shall be in the form of a Rate Request. Any amounts outstanding under the Loan in excess of a LIBOR Increment shall bear interest as a Prime Rate Disbursement. At the expiration of a LIBOR Borrowing Period, in the event that the loan amount subject to a LIBOR Election has not been repaid by Borrower, it shall then bear interest as a Prime Rate Disbursement unless a new LIBOR Borrowing Period has been chosen by Borrower pursuant to the terms hereof. Notwithstanding anything to the contrary contained herein, Borrower shall be permitted to have no more than five (5) LIBOR Elections in effect at any time without the prior written consent of Lender.

                  B.3 LIBOR Regulatory Requirements. In the event that Lender is required under Regulation D, promulgated by the Board of Governors of the Federal Reserve System, or any other regulation, to maintain reserves against LIBOR obligations, Borrower shall pay to Lender on the last day of each LIBOR Borrowing Period, as additional interest ("Additional Interest") on any LIBOR Rate Disbursement, such additional amount (determined as though Lender has funded 100% of the LIBOR Rate Disbursement in the Interbank Eurodollar Market whether or not that is actually the case) as would, together with payments of interest on the LIBOR Rate Disbursement for that LIBOR Borrowing Period, result in receipt by Lender of total interest on the LIBOR Rate Disbursement for that LIBOR Borrowing Period at the rate reasonably determined by Lender to be equal to the following: the stated LIBOR Rate on the LIBOR Rate Disbursement divided by one (1), minus the Reserve Percentage (as defined below). In determining the Additional Interest, there shall be taken into account any transitional, adjustment or phase-in provisions of the reserve requirements which would reduce the reserve requirement of Lender during any LIBOR Borrowing Period. Lender's determination of such matters shall be conclusive in the absence of manifest error.

                  If, after the date hereof, the application or adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender with any request or directive

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(whether or not having the force of law) of any such authority,  central bank or comparable agency:

                           (a)      shall subject Lender to any tax, duty or
other charge with respect to the amount as to which Borrower has made a LIBOR Election (except any income taxes of Lender assessed on the basis of Lender's net income or gross receipts and any franchise taxes, branch taxes, taxes on doing business or taxes on overall capital or net worth of Lender imposed in lieu of income taxes); or

                           (b)      shall impose, modify or deem applicable any
reserve (including without limitation any reserve imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirements against assets of, deposits with or for the account of, or credit extended by, Lender with respect to or as a result of the making by Borrower of a LIBOR Election; or

                           (c)      shall impose upon Lender, directly or
indirectly, any condition affecting any amount advanced by Lender to Borrower as to which Borrower has made a LIBOR Election, or shall otherwise affect any of the same;

and the result of any of the foregoing has in the reasonable opinion of Lender, increased the cost to Lender of making or maintaining any outstanding disbursement or other outstanding portion of the Loan as to which the Borrower has made a LIBOR Election, or reduced the amount of any sum received or receivable by Lender by an amount deemed by Lender to be material, then, within fifteen (15) days after demand by Lender (which demand shall not be made more than thirty (30) days after such cost is incurred by Lender and shall be accompanied by reasonable detail supporting such demand), Borrower shall pay to Bank such additional amount or amounts. If, following payment of any such additional amounts by Borrower to Lender, Lender receives a refund of or credit for any portion thereof, then Lender shall promptly repay Borrower the amount so refunded or credited. Notwithstanding anything to the contrary contained herein, in the event that Lender may minimize or eliminate any costs or restrictions associated with maintaining LIBOR Rate Disbursements by using another lending office within the U.S. Bancorp system, then Lender shall to the extent permissible under then existing laws and regulations governing Lender use such other lending office.

                  If, after the date hereof, the application or adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency, or the occurrence of circumstances affecting the Interbank Eurodollar Markets generally, shall, in the reasonable opinion of Lender, make it unlawful or impossible for Lender to make or maintain LIBOR Rate Disbursements or materially restrict the authority of Lender to purchase, sell, or take deposits in Eurodollars, then Lender's obligation to give effect to a

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LIBOR  Election  shall be  suspended  for the  duration  of such  illegality  or impossibility. Upon receipt of notice of such illegality or impossibility, at Borrower's election either (a) all then outstanding LIBOR Rate Disbursements shall be immediately converted into Prime Rate Disbursements and thereafter be so treated for all purposes hereunder, or (b) Borrower shall repay in full the then outstanding principal amount of the applicable LIBOR Rate Disbursements together with accrued interest thereon, on either: (i) the last day of the LIBOR Borrowing Period applicable to such LIBOR Rate Disbursement if lender may lawfully continue to maintain the LIBOR Rate Disbursements to such day; or (ii) immediately, and without prepayment penalty, if Lender may not lawfully continue to maintain the LIBOR Rate Disbursements to such day. If Lender is unable, for the reasons set forth above, to make or maintain any LIBOR Rate Disbursements, Lender shall fund such amount as a Prime Rate Disbursement. Borrower hereby agrees to reimburse Lender on demand for all costs and expenses attributable to its making or maintaining LIBOR Rate Disbursements hereunder which result directly from any such change in law, rule, regulation, interpretation or administration, or in connection with the conversion of the interest rate on any portion of the Loan as to which Borrower has made a LIBOR Election prior to the end of the applicable LIBOR Borrowing Period.

         B.4 LIBOR Prepayments. Except as otherwise provided in Section B.3 above, upon payment or prepayment of any LIBOR Rate Disbursement, or conversion of a LIBOR Rate Disbursement to a Prime Rate Disbursement, on a day other than the last day in the applicable LIBOR Borrowing Period (whether voluntarily, involuntarily, by reason or acceleration, or otherwise), Borrower shall pay to Lender within fifteen (15) Business Days following demand by Lender a prepayment fee equal to the excess of (a) the present value of the principal amount prepaid as discounted (on the basis of a year of twelve 30-day months) to present value by reference to the yield for U.S. Treasury Securities with maturities most nearly approximating the remaining weighted average life to the end of the relevant LIBOR Borrowing Period for the principal payments being prepaid over
(b) the sum of all such principal payments plus accrued interest thereon.

         B.5 Definitions. For purposes of this Agreement the following terms shall have the following meanings unless otherwise indicated:

                  (a) "Business Day" means any day other than a Saturday, Sunday, or other day on which banks in Las Vegas, Nevada are authorized to close.

                  (b) "LIBOR" means the rate per annum (computed on the basis of a 360-day year and the actual number of days elapsed) determined by Lender as the average rate offered to Lender for U.S. dollar deposits in the London Eurodollar Market based upon quotations at five (5) major banks for a period equal to the relevant LIBOR Borrowing Period and in an amount equal to the applicable LIBOR Rate Disbursement.

                  (c) "Reserve Percentage" means a percentage that is reasonably determined by Lender as the average (rounded to the next highest 1/100th of 1%) of the maximum

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percentage  reserve in effect as  prescribed  by the Board of  Governors  of the
Federal Reserve System for determining the maximum reserve requirement for a member bank of the Federal Reserve System in the district in which Lender is located.

         C.       REPRESENTATIONS, COVENANTS AND WARRANTIES.

                  Borrower hereby unconditionally represents, covenants and warrants as follows:

                  C.l Power. If Borrower or any signator who signs on its behalf is a corporation, partnership, limited liability company, or trust, that it is a corporation duly incorporated, or a partnership, limited liability company, or trust duly organized, and in any event validly existing under the laws of the state of its incorporation or origination and duly qualified to do business in the State of Nevada, with requisite power and authority to (i) incur the indebtedness evidenced by the Note; (ii) enter into this Agreement; and (iii) enter into any other Loan Documents executed and delivered to Lender concurrently herewith.

                  C.2 Authority. That this Agreement, the Note, the Security Agreement, and all other Loan Documents executed and delivered to Lender concurrently herewith were executed in accordance with the requirements of law, and, if Borrower or any signator who signs on its behalf is a corporation, partnership, limited liability company, or trust, in accordance with any requirements of its articles of incorporation, articles of partnership, articles of organization and/or operating agreement, or declaration of trust, and any amendments thereto, and that the execution of the same, and the full and complete performance of the provisions thereof, is authorized by its bylaws, articles of partnership, articles of organization and/or operating agreement, or declaration of trust, or a resolution of its board of directors or partners, members or managers, or trustees, and will not result in any breach of, or constitute a default under, or result in the creation of any lien, charge or encumbrance (other than those contained herein or in any instrument delivered to Lender concurrently herewith) upon any property or assets of Borrower under any material indenture, mortgage, deed of trust, bank loan or credit agreement or other instrument or agreement to which Borrower is a party or by which Borrower is bound or, if applicable, under Borrower's corporate charter, bylaws, articles of partnership, articles of organization and/or operating agreement, or declaration of trust.

                  C.3 Financial Statements. Any and all unaudited balance sheets heretofore furnished Lender by or on behalf of Borrower and or any guarantors are true and correct in all material respects, and fully and accurately present the financial condition of the subjects thereof as of the dates thereof (subject to normal year-end audit adjustments), and no material adverse change has occurred in the financial condition reflected therein since the dates of the most recent financial statement submitted to Lender. During the Loan term, Borrower shall provide Lender with the following: (i) copies of annual CPA audited consolidated financial statements (as contained in annual reports required to be filed under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Sections") for Borrower within 120 days following the end of each of such Borrower's fiscal years; (ii) copies of quarterly CPA reviewed, unaudited

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consolidated  financial  statements  for  Borrower  (as  contained  in quarterly reports required to be filed under the Sections) within forty-five (45) days following the end of each fiscal quarter; (iii) copies of federal income tax returns (including all schedules) and/or extension requests for Borrower within fifteen (15) days after filing the same; and (iv) quarterly compliance certificates within forty-five (45) days following the end of each fiscal quarter, commencing with the fiscal quarter ending on March 31, 1997, executed by Borrower's treasurer, certifying that Borrower is in compliance with the financial covenants set forth in Section C.5 below; (v) copy of annual updated list of slot machines in the form attached as Exhibit "A" to the Security Agreement within forty-five (45) days following the end of each fiscal year; and
(vi) copies of such other financial information relating to Borrower and Borrower's business operations which Lender may reasonably request.

                  C.4 Litigation. Except as heretofore disclosed in writing to Lender, there are no actions, suits or proceedings pending, or to the knowledge of Borrower threatened, against or affecting Borrower which, if adversely determined, would have a Material Adverse Effect.

                  C.5 Financial Covenants.  During the term of the Loan:

                           (a)      Borrower shall maintain a Maximum Leverage
Ratio (defined as [average funded debt as of the last day of each month for the quarter then ended] / [earnings before interest, taxes, depreciation and amortization ("EBITDA"), calculated on a rolling four (4) quarter average]) of not greater than 4.50 to 1.00 tested for compliance quarterly as of the last day of each fiscal quarter of Borrower. The term "funded debt" means, as of any date of determination, without duplication, the sum of (i) all principal indebtedness of Borrower for borrowed money (including debt securities issued by Borrower) on that date, plus (ii) the aggregate amount of the net present value of principal payable by Borrower in respect of capital leases on that date, each as determined in accordance with generally accepted accounting principles.

                           (b)      Borrower shall maintain a Minimum Times
Fixed Charge  Coverage Ratio  (defined as [EBITDA,  calculated on a rolling four
(4) quarter average]/ [the prior year's current portion of long term debt, plus the prior year's current portion of capital lease obligations, plus interest expense for the current quarterly period, including capitalized interest and excluding interest on intercompany debt, plus short-term loans (with maturities of twelve (12) months or less)]) of not less than 1.50 to 1.00 tested for compliance quarterly as of the last day of each fiscal quarter of Borrower;

                           (c)      Borrower shall incur no additional
indebtedness or additional liens or encumbrances on Borrower's real or personal property in excess of $10,000,000.00, except for the financing evidenced by the Indenture Agreement, without the prior written consent of Lender, which consent shall not be unreasonably withheld; and


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                           (d)      except for mergers wherein either RHC or
ROC is the surviving entity and Borrower is in compliance with each covenant contained herein following such merger, Borrower shall not sell or transfer all or substantially all of Borrower's assets, or merge or consolidate with any other person or entity, without Lender's prior written consent, which consent shall not be unreasonably withheld;

                  The foregoing representations, covenants, and warranties shall survive until all sums payable pursuant to the Note or this Agreement, or which are secured by any of the other Loan Documents, have been paid in full.

                  C.6 Licenses. Borrower shall maintain in effect, and shall comply with all of the terms and conditions of, all licenses, permits and approvals required by any governmental agency in connection with the operation of Borrower's business at the Riviera Hotel & Casino, including, without limitation, all gaming licenses and approvals where the failure to maintain and comply with the same would have a Material Adverse Effect.

         D.       DEFAULT.

                  D.l Events of Default. Any of the following shall constitute a default hereunder (an "Event of Default"):

                           (a)      The failure of Borrower to make any payment
under the Note within fifteen (15) days after such payment is due;

                           (b)      The materially false or misleading nature
of any representation or warranty of Borrower contained herein or in any representation by Borrower to Lender concerning the financial condition of Borrower;

                           (c)      The failure of Borrower to fully perform
any and all other covenants and agreements hereunder within thirty (30) days after notice thereof is given by the Lender to the Borrower;

                           (d)      The failure of Borrower to pay or perform
as required under any other Loan Document; and

                           (e)      Any material and substantial event of
default (subject to any applicable notice requirement and opportunity to cure) by Borrower under the Indenture Agreement.

                  D.2 Acceleration. Upon the occurrence of an Event of Default hereunder, and following any applicable notice requirement and opportunity to cure, the entire unpaid balance of the Note including all accrued interest shall, at the option of Lender, become immediately due and payable and Lender shall have such rights of enforcement as may be afforded by law,

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hereunder, or under the Note, or any of the other Loan Documents, subject to the provisions of Section E.3 hereof.

         E.       REMEDIES.

                  E.l General. Upon the occurrence of an Event of Default hereunder, Lender's obligation to make any further disbursements under the Loan or to honor any request by Borrower to convert the interest rate under the Loan or any portion thereof to the LIBOR Rate shall cease, and Lender shall have all rights and remedies available to Lender under the law, hereunder or under the Note (including but not limited to the right to accelerate the Note), or any of the other Loan Documents.

                  E.2 Remedies are Cumulative. Subject to Section E.3 hereof, all remedies of Lender provided for herein are cumulative and shall be in addition to any and all other rights and remedies provided in the Note, or any of the other Loan Documents or by law. The exercise of any rights of Lender hereunder shall not in any way constitute a cure or waiver of a default hereunder or elsewhere, or invalidate any act done pursuant to any notice of default, or prejudice Lender in the exercise of any of its other rights hereunder or elsewhere unless, in the exercise of said rights, Lender realizes all amounts owed to it hereunder and under the Note, and the other Loan Documents.

                  E.3 Subordination. Notwithstanding any provision in any Loan Document to the contrary, any indebtedness under any Loan Document owed at any time by the Borrower to the Lender which is not repaid out of the proceeds of the sale of Collateral (the "Subordinated Indebtedness") shall be subordinated to the prior payment in full of all amounts payable under the Senior Debt to the extent and in the manner provided in this Section.

                  For purposes of this Section, the term "Senior Debt" means the Borrower's obligations for the principal of, premium, if any, and interest (including post-petition interest in any liquidation or dissolution of the Borrower or in any bankruptcy, reorganization, insolvency, receivership or similar proceeding with respect to the Borrower or its property, whether or not a claim for such interest is allowed or allowable in any such proceeding) on, and reasonable fees, collection expenses and counsel and other professional fees incurred in connection with collection, work-out or insolvency related matters, and other amounts payable on or in connection with the Indenture Agreement, as the same may be amended, modified, supplemented, restated, extended or replaced from time to time, or any guaranty in respect of any of the foregoing.

                           (a)      If there shall be any Event of Default (as
defined in the Indenture Agreement, herein, a "Senior Debt Event of Default") in respect of Senior Debt, unless and until such Senior Debt Event of Default shall have been cured or waived or shall have ceased to exist, the Borrower may not make any payment on account of the Subordinated Indebtedness, or acquire for cash, property or securities, by set-off or otherwise, or redeem, retire, purchase, deposit moneys for defeasance of or to acquire the Subordinated Indebtedness, and the Borrower shall not segregate and hold separate for the benefit of Lender money for any such payment or distribution.

                  (b) If any payment or distribution of assets of the Borrower is received by Lender in respect of the Subordinated Indebtedness at a time when that payment or distribution should not have been made because of any provision of this Section, such payment or distribution will be received and held in trust for the benefit of and will be paid over to the holders of Senior Debt or their representatives which is due and payable and remains unpaid or unprovided for (pro rata as to each of such holders on the basis of the respective amounts of Senior Debt which is due and payable held by them) until such Senior Debt Event of Default shall have been cured or waived or shall have ceased to exist.

                  (c) Upon any distribution of assets of either Borrower, or upon any dissolution, winding up, liquidation or reorganization of such Borrower (whether in bankruptcy, insolvency, receivership or similar proceeding related to such Borrower or its property or upon an assignment for the benefit of creditors or otherwise) (a "Liquidation Event"):

                           (i) the holder of all Senior Debt will first be entitled to receive payment in full in cash of the principal and interest due on Senior Debt and all other amounts due in connection with Senior Debt before Lender is entitled to receive any payment on account of the Subordinated Indebtedness;

                           (ii) any payment or distributions of assets of the Borrower of any kind or character, whether in cash, property or securities, to which Lender would be entitled except for the provisions of this Section (including, without limitation, distributions received by Lender in respect of obligations junior in right of payment to the Subordinated Indebtedness) will be paid by the liquidating trustee or agent of such other person making such a payment or distribution directly to the holders of Senior Debt or their representatives to the extent necessary to make payment in full in cash of all Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution, to the holders of such Senior Debt or provision for that payment or distribution; and

                           (iii) if, notwithstanding the foregoing, upon a Liquidation Event any payment or distribution of assets of either Borrower of any kind or character, whether in cash, property or securities is received by Lender on account of the Subordinated Indebtedness before all Senior Debt is paid in full in cash, or effective provision made for such payment, such payment or distribution will be received and held in trust for the benefit of and will be paid over to the holders of the Senior Debt remaining unpaid or unprovided for or their representative for application to the payment of such Senior Debt until all such Senior Debt has been paid in full in cash, after giving effect to any concurrent payment or distribution or provision therefor to the holders of such Senior Debt.

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                  (d) For so long as payment hereunder is prohibited pursuant to this Section, Lender shall not demand, sue for, collect or receive any payment in respect of the Subordinated Indebtedness; provided, however, that the foregoing shall not be deemed to limit in any manner remedial actions by the Lender against the Collateral or the filing by Lender of proofs of claim or other required notices resulting from the occurrence of a Liquidation Event.

                  (e) Nothing contained in this Section is intended to or will impair, as between the Borrower and Lender, the obligations of the Borrower, which are absolute and unconditional, to pay to Lender the Subordinated Indebtedness as and when it becomes due or is intended to or will affect the relative rights of Lender and creditors of the Borrower other than the holders of the Senior Debt, nor, except as provided in this Section, will anything herein or therein prevent Lender from exercising all remedies otherwise permitted by applicable law upon an Event of Default under the Subordinated Indebtedness, subject to the rights, if any, under this Section of the holders of Senior Debt in respect of cash, property or securities of the Borrower received upon the exercise of any such remedy and subject to this Section.

                  (f) No right of any present or future holders of any Senior Debt to enforce subordination as provided herein will at any time in any way be prejudiced or impaired by any act or failure to act on the part of either Borrower or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Borrower with the terms of this Agreement or the Indenture Agreement, regardless of any knowledge thereof which any such holder may have or otherwise be charged with. The holders of Senior Debt or any security therefor may release, sell or exchange such security and otherwise deal freely with the Borrower, all without affecting the liabilities and obligations of the Borrower to Lender.

         F.       MISCELLANEOUS.

                  F.l No Waiver. No waiver of any Event of Default by Borrower hereunder shall be implied from any omission by Lender to take action on account of such Event of Default, and no express waiver shall affect any Event of Default other than the Event of Default specified in the waiver and the waiver shall be operative only for the time and to the extent therein stated. Waivers of any covenant, term, or condition contained herein shall not be construed as a waiver of any subsequent breach of the same covenant, term or condition. The consent or approval by Lender to or of any act by Borrower requiring further consent or approval shall not be deemed to waive or render unnecessary the consent or approval to or of any subsequent similar act.

                  F.2 No Third Parties Benefitted. This Agreement is made and entered into for the sole protection and benefit of Lender and Borrower. All conditions of the obligations of Lender to make advances hereunder are imposed solely and exclusively for the benefit of Lender and may be freely modified by Lender with the concurrence of Borrower or waived by Lender in whole or in part at any time if in its sole discretion it deems it advisable to do so.

No person other than Borrower shall have standing to require Lender to make any Loan advances or be a beneficiary of this Agreement or of any of the advances to be made hereunder.

                  F.3 Plural Borrowers Jointly and Severally Liable. RHC and ROC shall be jointly and severally liable to Lender for the faithful performance of the terms hereof.

                  F.4 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be considered as properly given if mailed by first class United States mail, postage prepaid, registered or certified with return receipt requested, or by delivering the same in person to the intended addressee, or by nationally recognized overnight courier service. Notice so mailed shall be effective two (2) business days following its deposit. Notice given in any other manner shall be effective only if and when received by the addressee. For purposes of notice, the addresses of the parties shall be as set forth on the signature page hereof; provided, however, that either party shall have the right to change its address for notice hereunder to any other location by the giving of notice to the other party in the manner set forth above.

                  F.5 Expenses. Borrower shall pay promptly all reasonable and necessary costs, charges, and expenses incurred by Lender in connection with the enforcement of the Loan.

                  F.6 Actions. Lender shall have the right to appear in or defend any action or proceeding purporting to affect its rights, duties, or liabilities hereunder, or the disbursement of its funds. In connection therewith, Lender may incur and pay costs and expenses, including reasonable and necessary (under the Loan Documents) attorneys' fees, and Borrower shall pay to Lender on demand all such costs and expenses and Lender is authorized to disburse funds from the Loan for said purpose.

                  F.7 Commissions and Brokerage Fee. Borrower shall indemnify Lender from any responsibility and/or liability for the payment of any commission, charge or brokerage fees to anyone which may be payable by Borrower in connection with the making of the Loan, it being understood that any such commission, charge, or brokerage fees will be paid directly by Borrower to the party or parties entitled thereto. Lender shall indemnify Borrower from any responsibility and/or liability for the payment of any commission, charge or brokerage fees to anyone which may be payable by Lender in connection with the making of the Loan, it being understood that any such commission, charge, or brokerage fees will be paid directly by Lender to the party or parties entitled thereto.

                  F.8 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of Nevada, except as preempted by federal law. Lender and Borrower consent to the exclusive personal jurisdiction by the courts of Clark County, Nevada, in any action to enforce the rights and remedies of any party hereunder.

                  F.9 Heirs, Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the heirs, successors, assigns and personal representatives of the parties hereto; provided, however, that Borrower shall not assign its rights hereunder in whole or in part without the prior written consent of Lender (except as contemplated by Section C.5(d) hereof), which such consent may be granted or withheld in the sole and absolute discretion of Lender. Any such assignment without said consent shall be void. Lender shall have the right at any time and from time to time to assign to participants or others all or certain of its rights and obligations hereunder but no such assignment shall, without Borrower's written consent, relieve Lender of its obligations hereunder.

                  F.10 Time. Time is of the essence of this Agreement and each and every provision hereof in which time is an element.

                  F.11 Attorneys' Fees and Costs. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement or because of an alleged dispute, breach, Event of Default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which he may be entitled.

                  F.12 Expiration of Commitment. Lender's obligation to disburse the Loan is further conditioned upon the execution of this Agreement and the other Loan Documents on or before February 28, 1997.

                  F.13 Interpretation. This Agreement shall not be construed against the party preparing it, but shall be construed as if both parties jointly prepared this Agreement and any uncertainty and ambiguity shall not be interpreted against any one party.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

Riviera Holdings Corporation                RIVIERA HOLDINGS CORPORATION,
2901 Las Vegas Blvd. South                  a Nevada corporation,
Las Vegas, Nevada 89109


                                            By:________________________________

                                               Its: ___________________________

Riviera Operating Corporation                RIVIERA OPERATING CORPORATION,
2901 Las Vegas Blvd. South                   a Nevada corporation, doing
Las Vegas, Nevada 89109                      business as RIVIERA HOTEL & CASINO


                                             By:________________________________

                                                Its: ___________________________

                                                         "Borrower"







U.S. Bank of Nevada                          U.S. BANK OF NEVADA, a Nevada
Commercial Services Group                    state-chartered commercial bank,
2300 W. Sahara Avenue
Suite 120
Las Vegas, Nevada  89102                     By:_______________________________

                                                Its:___________________________

                                                           "Lender"

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